RALLY

Exclusive Purchase Agreement

As of October 27th, 2020

This exclusive purchase agreement (the “Purchase Agreement”) is made between RSE Archive, LLC (“Purchaser” or “us”) and Huggins and Scott Auctions (“Seller” or “you”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”).

Key Deal Points:

▪You are the exclusive, unencumbered owner of the Asset(s), and you have honestly and accurately represented the Asset(s) to the best of your knowledge and ability.

▪We have agreed with you to a purchase price and form of consideration to be paid for each Asset, as outlined below.

The Results:

▪Seller will receive payment of the Consideration for the associated Asset(s), as outlined below.

Other:

▪This Purchase Agreement may be modified or amended only with the prior written consent of both the Purchaser and Seller.

RALLY

Asset:	Collection of 1990’s Bulls Championship Rings presented to Chicago Bulls Security Guard John Capps
Description:	Chicago Bulls Championship Rings from 1991, 1992, 1993, 1996, 1997, and 1998.
Total Acquisition Cost:	$ 249,600.00
Consideration: Cash (%) Equity (%) Total	$ 249,600 (100%) (0%) $ 249,600
Other Terms: Down Payment	$ 249,600.00 due on signing

Additional Terms & Conditions:

Acknowledged and Agreed:

By: /s/ George Leimer	By: /s/ Huggins and Scott Auctions
RSE Archive, LLC	SELLER
Name:George Leimer	Huggins and Scott Auctions
Title: Chief Executive Officer